EXHIBIT 99.1

For Immediate Release Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Reports Second Quarter Net Loss of

$(675,000) and a Restatement of 2010 and First Quarter 2011

Results Related to its Deferred Tax Assets

MINNEAPOLIS – August 3, 2011 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported a net loss for the second quarter of 2011 of $(675,000) or $(0.04) per basic and diluted share, compared to net income of $654,000 or $0.04 per basic and diluted share, for the second quarter of 2010. Net sales were $5,026,000 for the second quarter ended June 30, 2011, a decrease of 39.6%, compared to net sales of $8,326,000 for the second quarter of 2010. Insignia Point-of-Purchase Services® (POPS) revenue for the second quarter of 2011 was $4,446,000, a decrease of 41.2% compared to second quarter 2010 POPS revenue of $7,562,000.

For the six months ended June 30, 2011, net sales were $9,973,000, a decrease of 29.8%, compared to net sales of $14,209,000 for the six months ended June 30, 2010. Net income for the first half of 2011 was $53,198,000, or $3.37 per basic share ($3.26 per diluted share), compared to $219,000, or $0.01 per basic and diluted share for the same period of 2010. Net income in the first half of 2011 included a gain from the settlement of the litigation against News America Marketing In-Store, LLC (News America) of $89,762,000 before income taxes. Insignia POPS revenue for the first six months of 2011 was $8,820,000, a decrease of 30.5%, compared to the first six months of 2010 POPS revenue of $12,699,000.

CEO Scott Drill stated, “Through the first six months of this year, our POPS business has been negatively impacted by the loss of Kroger at the end of 2010. However, as a result of the February 9, 2011 litigation settlement with News America, we increased the number of stores our CPG’s have access to by approximately 12,000. Not surprisingly, given our history of litigation with News America, there have been some issues in working out a smooth relationship going forward. We have a meeting scheduled with the Federal Magistrate Judge on August 19, 2011, which may not be necessary if both parties make a good faith effort to resolve the outstanding issues. We continue to be very optimistic about our long-term prospects and our relationship with Valassis is excellent.

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August 3, 2011	Insignia Systems, Inc. Reports Second Quarter Results	Page 2

Legal expense was $305,000 in the second quarter of 2011 compared to $566,000 in the second quarter of 2010. Cash and cash equivalents at June 30, 2011, were $40,288,000. Finally, as previously announced, the Share Repurchase Plan authorized the Company to purchase up to $20,000,000 of its common stock on or before January 31, 2012. To date, the Company has repurchased 2,066,000 shares at an average price of $6.29 for a total of $13,000,000.”

Restatement

The Company has determined that there was an error made in connection with the reversal of the valuation allowance on the Company’s deferred tax assets as of December 31, 2010. Approximately $1,000,000 of the valuation allowance that was reversed as of December 31, 2010 was the result of disqualifying dispositions of incentive stock options and other exercises of nonqualified stock options that took place between 1998 and 2004. Based on certain accounting rules, the reversal of the valuation allowance against these specific deferred tax assets should not have occurred until 2011, when the taxes are payable on the settlement with News America. Additionally, the reversal of the valuation allowance on these specific deferred tax assets should have been credited directly to shareholders’ equity as opposed to being recorded as an income tax benefit in the Company’s Statement of Operations. As a result of this inadvertent miscalculation, previously reported 2010 net income, as well as the previously reported amount of net deferred tax assets and shareholders’ equity, were overstated by approximately $1,000,000.

Although this miscalculation impacted previously reported amounts of net income for the year ended December 31, 2010, it had no effect on the previously reported amount of operating income or cash flows from operations, and had no impact on the actual tax savings that will be realized in 2011. The Company was able to utilize this entire tax-effected $1,000,000 benefit against taxable income created by the receipt of $125 million in settlement proceeds in the first quarter of 2011 and record an increase to additional paid-in capital. Also, although net income for the year ended December 31, 2010 was overstated, the non-GAAP results for the year, as previously reported on February 23, 2011, were correct and did not change. The Company believes that this miscalculation does not have any positive or negative effect on the operation of the Company’s business.

The Company evaluated this error in accordance with applicable guidance including relevant quantitative and qualitative factors and, after discussions with its prior and current auditors, has decided to restate its 2010 results. The Company’s current auditors, Baker Tilly Virchow Krause, LLP, have been engaged to re-audit the financial statements as of and for the year ended December 31, 2010, and expect to complete the re-audit within the next six weeks. The Company will file an amended Form 10-K for the year ended December 31, 2010 and an amended Form 10-Q for the quarter ended March 31, 2011 as soon as the Company’s current auditors have completed the re-audit.

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August 3, 2011	Insignia Systems, Inc. Reports Second Quarter Results	Page 3

Scott Drill commented, “Although this error impacted the reported earnings for 2010 and shifted some of the tax benefit from our prior losses into 2011, it does not, in any manner, impact the operating results of our business. Because of receipt of the settlement proceeds from News America, we have been able to fully utilize all prior tax losses and the calculation error has had no impact on that. Both the Audit Committee and I felt that the Company should take the conservative approach and restate the 2010 financial statements to insure that the Company handles this deferred tax asset valuation allowance reversal appropriately.”

Non-GAAP Financial Measures

To supplement the Company’s financial statements presented in accordance with GAAP, the Company has provided certain non-GAAP financial measures of financial performance in prior public announcements. These non-GAAP measures include:

•	net income (loss) before gain from litigation settlement (net of tax), and
•	net income (loss) before gain from litigation settlement (net of tax) and News America-related legal expense.

The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.

These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flows. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure can be found in the financial table included below.

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August 3, 2011	Insignia Systems, Inc. Reports Second Quarter Results	Page 4

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Net income (loss)	$(675,000)	$654,000	$53,198,000	$219,000
Adjustment:
Gain from litigation settlement (net of tax) (see below)	—	—	(55,062,000)	—
Non-GAAP net income (loss) before gain from litigation settlement (net of tax)	(675,000)	654,000	(1,864,000)	219,000

Adjustment:
News America related legal expense	192,000	523,000	1,018,000	927,000
Non-GAAP net income (loss) before gain from litigation settlement (net of tax) and News America related legal expense	$(483,000)	$1,177,000	$(846,000)	$1,146,000

Gain from litigation settlement (net of tax):
Settlement proceeds	$—	$—	$125,000,000	$—
Less contingent attorney's fees	—	—	(31,250,000)	—
Less bonuses paid to employees	—	—	(3,988,000)	—
	—	—	89,762,000	—
Less settlement related income taxes	—	—	(34,700,000)	—
Gain from litigation settlement (net of tax)	$—	$—	$55,062,000	$—

Conference Call

The Company will host a conference call today, August 3, at 4:00 p.m. Central Time. To access the live call, dial 877-268-1608. The Conference ID is 36170255. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately two hours after the call until August 10, 2011. To access the replay, dial 855-859-2056 and reference Conference ID 36170255.

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August 3, 2011	Insignia Systems, Inc. Reports Second Quarter Results	Page 5

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia provides at-shelf advertising products in over 13,000 chain retail supermarkets, over 1,800 mass merchants and over 6,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwan’s Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2010 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$5,026,000	$8,326,000	$9,973,000	$14,209,000
Cost of sales	3,088,000	3,981,000	5,999,000	6,934,000
Gross profit	1,938,000	4,345,000	3,974,000	7,275,000
Operating expenses:
Selling	1,408,000	1,775,000	2,963,000	3,411,000
Marketing	433,000	411,000	847,000	806,000
General and administrative	1,237,000	1,508,000	3,263,000	2,855,000
Gain from litigation settlement, net	—	—	(89,762,000)	—

Operating income (loss)	(1,140,000)	651,000	86,663,000	203,000
Other income	21,000	3,000	42,000	16,000

Income (loss) before taxes	(1,119,000)	654,000	86,705,000	219,000
Income tax benefit (expense)	444,000	—	(33,507,000)	—
Net income (loss)	$(675,000)	$654,000	$53,198,000	$219,000

Net income (loss) per share:
Basic	$(0.04)	$0.04	$3.37	$0.01
Diluted	$(0.04)	$0.04	$3.26	$0.01

Shares used in calculation of net income (loss) per share:
Basic	15,542,000	15,487,000	15,766,000	15,434,000
Diluted	15,542,000	16,924,000	16,341,000	16,815,000

Cash dividends declared per common share:	$0.00	$0.00	$2.00	$0.00

SELECTED BALANCE SHEET DATA

(Unaudited)

June 30, 2011
Cash and cash equivalents	$40,288,000
Working capital	28,724,000
Total assets	51,565,000
Total liabilities	17,848,000
Shareholders' equity	33,717,000

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